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                                                                    EXHIBIT 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS


       We consent to the incorporation by reference in this registration statement of Nobel Education Dynamics, Inc. on Form S-3 of our report, dated February 10, 1997, except for Note 16 as to which the date is March 20, 1997, on our audits of the consolidated financial statements of Nobel Education Dynamics, Inc. and subsidiaries as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994, which report is included in the Annual Report on Form 10-K of Nobel Education Dynamics, Inc. We also consent to the reference to our firm under the caption "Experts".


/s/ Coopers & Lybrand, L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania

July 3, 1997